Exhibit 99.1

Scripps completes sale of Triton to iHeartMedia

March 31, 2021

CINCINNATI - The E.W. Scripps Company (NASDAQ: SSP) closed today on its sale of Triton to iHeartMedia (NASDAQ: IHRT) for $230 million.

Triton is the global technology and services leader for the digital audio and podcast industry. Scripps bought the company for $150 million in 2018, and it has been accretive to segment margins since then.

The sale of Triton completes Scripps’ high-return exit from podcasting and digital audio. It sold podcast company Stitcher in October. Scripps nearly doubled its return on investments in both companies, and now it is focused on growth strategies in the television business.

The company intends to use proceeds from the Triton transaction toward debt reduction.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff and Court TV Mystery. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com